Exhibit 99.1

News Release | September 27, 2019

Wells Fargo Names Charles W. Scharf Chief Executive Officer and President

SAN FRANCISCO – September 27, 2019 – The Board of Directors of Wells Fargo & Company (NYSE: WFC) announced today that it has named Charles W. Scharf as the company’s chief executive officer and president, and a member of the Board of Directors, effective October 21. Scharf was chairman and CEO of Bank of New York Mellon.

Wells Fargo Board Chair Betsy Duke said, “I am delighted to welcome Charlie as our new CEO. Charlie is a proven leader and an experienced CEO who has excelled at strategic leadership and execution and is well-positioned to lead Wells Fargo’s continued transformation. With more than 24 years in leadership roles in the banking and payments industries, including as CEO of Visa Inc. and Bank of New York Mellon, Charlie has demonstrated a strong track record in initiating and leading change, driving results, strengthening operational risk and compliance, and innovating amid a rapidly evolving digital landscape. Charlie’s financial and business acumen, integrity, passion for diversity and inclusion, and commitment to strong talent management are important qualities considered by our board’s search committee.”

In March, the board appointed C. Allen Parker interim CEO and president and a member of the board. Parker will continue to serve in these roles until Scharf joins the company; Parker will thereafter support the transition as a key member of the company’s leadership team and general counsel.

“On behalf of the Board of Directors, I wish to thank Allen for his exemplary leadership during this transition. He has continued to move the company forward on our top priorities in a focused and transparent way. His leadership through this time has been invaluable for our stakeholders, particularly for our 263,000 team members,” added Duke. “I also want to thank our search committee for conducting a thorough process that was comprehensive in its diligence and reach. The committee focused on top industry talent, and in Charlie, we are confident that we have identified the best leader to take Wells Fargo forward.”

Scharf said, “I am honored and energized by the opportunity to assume leadership of this great institution, which is important to our financial system and in the midst of fundamental change. I have deep respect for all the work that has taken place to transform Wells Fargo, and I look forward to working closely with the board, members of the management team, and team members. I am committed to fully engaging with all of our stakeholders including regulators, customers, elected officials, investors, and communities.

“I also want to note the wonderful job Allen has done as general counsel and interim CEO in providing strong leadership. Given his experiences and accomplishments, I know we will work closely together as we move forward,” added Scharf.

Parker said, “Over the last six months, I have gained an even greater understanding as to what an extraordinary company Wells Fargo is. I have been incredibly impressed by our team members and their commitment to serve our customers, move the company forward, and build an even stronger foundation for the future. I am proud of the progress we have made together, and I look forward to working with Charlie to ensure a seamless transition and continuation of our progress.”

Prior to his role at BNY Mellon, Charlie was CEO of Visa, Inc. Before joining Visa, Scharf was managing director of One Equity Partners, the private investment arm of JP Morgan Chase & Co. He also served as Chief Executive Officer of Retail Financial Services at JP Morgan Chase and Chief Executive Officer of the retail division of Bank One Corp. Scharf has been CFO of Bank One Corp., CFO of the Global Corporate and Investment Bank division at Citigroup, and CFO of Salomon Smith Barney.

© 2019 Wells Fargo Bank, N.A. All rights reserved.

Scharf will continue to be located in New York. He serves on the Board of Directors of Microsoft Corporation. Scharf is also a member of the Business Council, Chairman of the New York City Ballet and a member of the Board of Trustees for Johns Hopkins University.

Conference Call

The company will host a live conference call on September 27, 2019, at 6 a.m. PT (9 a.m. ET) to discuss today’s announcement. The live audio webcast will be available at the following address: https://engage.vevent.com/rt/wells_fargo_ao/index.jsp?seid=498.

You also may listen to the call by dialing 866-872-5161.

A replay of the conference call will be available beginning at 9 a.m. PT (12 p.m. ET) on September 27 through Friday, October 11. Please dial 855-859-2056 (U.S.) or 404-537-3406 (International) and enter Conference ID #8975877.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,600 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 32 countries and territories to support customers who conduct business in the global economy. With approximately 263,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 29 on Fortune’s 2019 rankings of America’s largest corporations.

Additional information may be found at www.wellsfargo.com | Twitter: @WellsFargo.

Contact Information

Media

Arati Randolph, (704) 743-6968

arati.randolph1@wellsfargo.com

Jennifer Langan, (213) 598-1490

jennifer.l.langan@wellsfargo.com

or

Investor Relations

John Campbell, 415-396-0523

john.m.campbell@wellsfargo.com

###

2    September 27, 2019 | News Release